                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Creative BioMolecules, Inc. on Form S-3 of our report dated April 3, 1996, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of Creative BioMolecules, Inc. on Form S-3 of our reports on the financial statements of Creative BioMolecules, Inc. dated April 3, 1996 appearing in the Current Report on Form 8-K, dated December 31, 1995, and November 15, 1995, appearing in the Annual Report on Form 10-K, of Creative BioMolecules, Inc. for the year ended September 30, 1995, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 6, 1996